TERM NOTE

$10,250,000.00                                 Manchester, New Hampshire                                                 August 30, 2002

FOR VALUE RECEIVED, each of the undersigned (each individually a "Borrower" and collectively, the "Borrowers") HEREBY JOINTLY AND SEVERALLY PROMISES TO PAY to the order of FLEET NATIONAL BANK ("Lender"), at the offices of FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America, as Agent for Lenders ("Agent"), at its address at with an address of Mail Stop NH DE 01102A, 1155 Elm Street, Manchester, New Hampshire 03101, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of TEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($10,250,000.00). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement (as hereinafter defined) or in Annex A thereto.

This Term Note is one of the Term Notes issued pursuant to that certain Credit Agreement dated as of August 30, 2002, by and among the Borrowers, Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The principal balance of the Term Loan, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of each Borrower to make a payment when due of any amount owing under the Credit Agreement or this Term Note.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement.

Interest on the principal amount of the indebtedness evidenced hereby shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Term Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Term Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Term Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by each Borrower.

Except as provided in the Credit Agreement, this Term Note may not be assigned by Lender to any Person.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW HAMPSHIRE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

[signature page follows]

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Term Note as of the date first set forth above.

                                                                                                    BORROWERS:

                                                                                                    GREEN MOUNTAIN COFFEE ROASTERS, INC.
                                                                                                    GREEN MOUNTAIN COFFEE ROASTERS
                                                                                                    FRANCHISING CORPORATION

_/s/ H. Kenneth Merritt, Jr.____                                                 By:__/s/ William G. Hogan______________
Witness                                                                                     William G. Hogan, for, on behalf of, and as Duly Authorized
                                                                                                  Officer or Agent of each of the above-named corporations